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                                                                    Exhibit 99.3


           NOTICE TO PARTICIPANTS IN THE GENRAD CHOICE INVESTMENT PLAN
                  OF THE SPECIAL MEETING OF GENRAD SHAREHOLDERS

The GenRad Choice Investment Plan ("ChIP") provides that The Vanguard Group of Investment Companies, as Trustee of the ChIP, will follow the voting instructions of the ChIP participants with respect to any voting rights pertaining to their respective interests in Shares of GenRad, Inc. Common Stock held in ChIP Parts I and II. The enclosed Proxy identifies the number of shares of GenRad Common Stock that you may direct the Trustee to vote.

Please complete, date and sign the Proxy and return it to MacKenzie Partners, Inc. Proxy Tabulation, Madison Square Station, P.O. Box 865, New York, NY 10160-1051. All ChIP Participants must return the completed Proxy on or before October 25, 2001 in the envelope provided. Please note, if you do not return your Proxy, your shares will not be voted. The Trustee has provided MacKenzie Partners with a ballot executed in blank. MacKenzie Partners will tabulate the total from the Proxies it receives and will enter the totals on the ballot. This ballot will then be tabulated by MacKenzie Partners with all other ballots cast at the Special Meeting.

For ChIP Participants, the number of shares indicated on the enclosed Proxy is the total number represented by your allocations to the GenRad Stock Fund in ChIP Part I (Profit Sharing Trust Account) and Part II (employee contribution account). If you have any questions about the manner in which this number was computed, or about any other matter in this notice, please contact GenRad's Human Resource Department at (978) 589-7331.

All ChIP Participants are cordially invited to attend the Special Meeting.


                                                GenRad, Inc.


                                                By: Walter A. Shephard, CLERK

September 25, 2001




          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT
                        PROMPTLY IN THE ENVELOPE PROVIDED